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                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended June 30, 1997
                                (in thousands)


Net income from continuing operations               $143,331

Income taxes                                          89,159

Fixed charges                                        114,987
                                                    --------

     Total                                          $347,477
                                                    ========

Interest expense                                    $107,845
Interest component of rentals                          7,142
                                                    --------

     Subtotal                                        114,987
                                                    --------

Preferred stock dividend requirements                 23,996
                                                    --------

     Total                                          $138,983
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.50
                                                        ====
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